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                                                                     EXHIBIT 3.7

                                    FORM OF
                           ARTICLES OF INCORPORATION

                                      I.

         The name of this corporation is Continental Mortgage and Equity Corporation.

                                      II.

         Continental Mortgage and Equity Trust, an existing unincorporated business association, is being incorporated by the filing of these articles of incorporation.

                                     III.

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                      IV.

         The name and address in the State of California of this corporation's initial agent for service of process is:

                  CT Corporation System, Attn: Tiffany Gonzales
                  915 L Street, Suite 1440
                  Sacramento, California  95814

                                      V.

         This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is ten million (10,000,000).



                                             -----------------------------------
                                             Randall M. Paulson, President




                                             -----------------------------------
                                             Thomas A. Holland, Secretary